Exhibit 10.35

CHRYSLER GROUP LLC

2009 DIRECTORS’ RESTRICTED STOCK UNIT PLAN

Section 1. Creation and Purpose

(a) Creation of the Directors’ RSU Plan. The Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Chrysler Group LLC (the “Company”) established the Chrysler Group LLC 2009 Directors’ Restricted Stock Unit Plan (the “Directors’ RSU Plan”) effective as of November 12, 2009 (the “Effective Date”) on behalf of the Board.

(b) Purpose of the RSU Plan. The purpose of the RSU Plan is to align the interests of the Company’s Directors with the interests of the Company’s equity security holders. The Directors’ RSU Plan is designed to provide retainer fees that are tied to the value of the equity securities of the Company by the grant of Restricted Stock Units (“RSUs”). RSUs represent the contractual right to receive payments based on the value of the equity securities of the Company, subject to the terms and conditions of the RSU Plan and any documentation evidencing such RSUs.

Section 2. Administration

(a) Administration. The Committee shall be responsible for the administration of the RSU Plan.

(i) The Committee shall have discretionary authority to prescribe, amend and rescind rules and regulations relating to the Directors’ RSU Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company and/or its equity security holders, to interpret the Directors’ RSU Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Directors’ RSU Plan and to carry out its provisions and purposes. Any determination, interpretation or other action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Committee pursuant to the provisions of the Directors’ RSU Plan shall be final, binding and conclusive for all purposes and upon all persons and shall be given deference in any proceeding with respect thereto.

(ii) The Committee may consult with legal counsel and other advisors, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. The Committee shall have sole discretion to determine which legal counsel and other advisors to retain.

Section 3. Restricted Stock Units in General

(a) In General. Prior to the occurrence of a “Chrysler IPO” as defined in the Amended and Restated Limited Liability Company Operating Agreement of the Company, dated June 10, 2009 (as the same may be amended from time to time, the “Operating Agreement”), each RSU granted under the Directors’ RSU Plan shall represent a contractual right to receive a payment in an amount equal to the Fair Market Value (as described in Section 7) of one Chrysler Unit. For purposes of the Directors’ RSU Plan, a “Chrysler Unit” means 1/600 of a “Class A Membership Interest” (as defined in the Operating Agreement) on a fully diluted basis and assuming the conversion of outstanding “Class B Membership Interests” (as defined in the Operating Agreement).

(b) Adjustment in Capitalization. In the event of an adjustment in the capitalization of the Company (including, without limitation, a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of equity securities, warrants or rights offering to purchase equity securities at a price substantially below fair market value, or other similar corporate event affects the equity securities of the Company) or a distribution to the equity security holders of the Company such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under the Directors’ RSU Plan to the holders of outstanding RSUs, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (i) the number and kind of equity securities underlying outstanding RSUs, (ii) the factors and manner by which the value of the RSUs are determined, (iii) and any other affected term or condition of the Directors’ RSU Plan and/or outstanding RSUs.

(c) Adjustment in the Event of a Chrysler IPO. Without limiting the generality of Section 3(b), in the event of a Chrysler IPO, each RSU shall be equitably converted, as determined by the Committee, into restricted stock units of the publicly-held company.

Section 4. Grant of Restricted Stock Units

(a) Grant of RSUs. The Directors serving on the Board as of the Effective Date shall receive 361,446 RSUs. The Directors to whom RSUs are granted are referred to in the Directors’ RSU Plan as “Participants”. Any Director who commences service on the Board after the Effective Date and before June 10, 2012, shall receive an RSU grant as determined at the discretion of the Committee.

(b) Crediting of RSU Account. The Company shall maintain a notional account on behalf of each Participant (the “RSU Account”). The number of RSUs granted to each Participant shall be credited to the Participant’s RSU Account.

(c) Distributions. Participants’ RSU Accounts shall also be credited with additional RSUs equal to the value of the notional distributions that would have been received by the Participants (other than distributions made solely in respect of the Members’ “Tax Amount” as set forth in Section 4.4(b) of the Operating Agreement (or any successor provision of the Operating Agreement)), if (i) the Participants held the same equity securities underlying the RSUs then credited to the Participants’ RSU Accounts and (ii) the participants in the Company’s Restricted Stock Unit Plan and the Company’s Deferred Phantom Share Plan held the same equity securities underlying the awards then credited to the participants’ accounts in such plans. The number of RSUs so credited shall equal the amount of such notional distributions divided by the Fair Market Value of a Chrysler Unit, based on the most recently completed valuation of Fair Market Value or, if the Committee deems necessary or appropriate, on the next valuation of Fair Market Value. Any additional RSUs credited to the RSU Account of a Participant shall, as of the date so credited, be treated for all purposes of the RSU Plan (including, without limitation, the provisions of the Directors’ RSU Plan pertaining to the payment of amounts from the Participant’s RSU Account, the crediting of future distributions, and the vesting of RSUs) as though part of the grant of RSUs to which such distributions relate.

Section 5. Vesting Conditions

(a) In General. Except as provided in Section 5(b) or Section 5(d), (i) 120,482 RSUs granted to the Participant shall become vested if the Participant continuously serves as a Director through June 10, 2010, (ii) an additional 120,482 RSUs granted to the Participant shall become vested if the Participant continuously serves as a Director through June 10, 2011, and (iii) the remaining 120,482 RSUs granted to the Participant shall become vested if the Participant continuously serves as a Director through June 10, 2012. The date on which an RSU would vest, subject to the satisfaction of the vesting conditions applicable to such RSU, is referred to in the RSU Plan as the “Vesting Date.” RSUs that are not yet vested are referred to in the RSU Plan as “Unvested RSUs.” RSUs that become vested as of a Vesting Date are referred to in the RSU Plan as “Vested” RSUs.

(b) Death or Disability. In the event of a Participant’s death or Disability, all of the Participant’s Unvested RSUs shall be deemed to be Vested RSUs as of the date on which the Participant dies or becomes disabled. For purposes of the RSU Plan, “Disability” means the Participant’s inability, due to illness, injury or mental incapacity, to continue to serve as a Director, even after reasonable accommodation, for a period of at least 180 consecutive days.

(c) Cessation of Service for Any Other Reason. If, prior to the applicable Vesting Date, a Participant ceases to serve as a Director for any reason other than as set forth in Section 5(b), the Unvested RSUs then held by such Participant shall be forfeited without payment as of the date the Participant ceases to be a Director.

Section 6. Payment

(a) Payment Date. An amount equal to the Fair Market Value of the Chrysler Units underlying the Vested RSUs credited to a Participant’s RSU Account shall be paid to the Participant within 60 days following the date on which the Participant ceases to serve as a Director.

(b) Form of Payment. Prior to a Chrysler IPO, all payments under the Directors’ RSU Plan shall be in the form of cash. On or after a Chrysler IPO, in the Company’s sole discretion, payments shall be in the form of cash or shares of the Company’s publicly traded stock.

Section 7. Valuation. The Fair Market Value of a Chrysler Unit shall be determined by the Committee in good faith and pursuant to a consistent methodology based on the valuation of the Company (such valuation to be determined at least annually). In determining the value of the Company, the Company may consult with investment bankers, auditors, valuation experts and other advisors, and shall not incur any liability for any action taken in good faith in reliance upon the advice of such advisors.

Section 8. Amendment and Termination. The Board may at its discretion at any time and from time to time alter, amend, suspend, or terminate the Directors’ RSU Plan; provided, however, that no such alteration, amendment, suspension or termination shall affect adversely any then outstanding RSUs without the consent of the adversely affected Participant.

Section 9. Miscellaneous Provisions

(a) Nontransferability of Awards. No RSUs granted under the Directors’ RSU Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

(b) Governing Law. The Directors’ RSU Plan, and all agreements hereunder, shall be governed by and construed in accordance with the law of the State of Michigan, regardless of the law that might be applied under principles of conflict of laws.

(c) Freedom of Action. Nothing in the Directors’ RSU Plan shall be construed as limiting or preventing the Company or any affiliate of the Company from taking any action with respect to the operation or conduct of its business that it deems appropriate or in its best interest.

(d) Unfunded Plan. The Directors’ RSU Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company.

(e) Severability of Provisions. If any provision of the Directors’ RSU Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Directors’ RSU Plan shall be construed and enforced as if such provision had not been included.

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